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                            STOCK PURCHASE AGREEMENT

     This ISONICS CORPORATION'S STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 1st day of February, 2001, by and between INTERPRO ZINC LLC, a Colorado limited liability corporation ("Buyer") and ISONICS CORPORATION, a California corporation ("Seller"), the 100% stockholder of International Process Research Corporation, a Colorado corportion ("IPRC"). (Seller and Buyer may collectively be referred to herein as the "Parties" or in the singular as "Party.")

                                    RECITALS

     Seller desire to sell and Buyer desires to purchase all of the issued and outstanding capital stock, whether common or preferred, and of any class, of IPRC (collectively, the "Shares") and certain assets of Isonics, (the "Other Assets") set forth on Exhibit A, attached hereto and incorporated herein pursuant to the terms and conditions set forth herein.

                                    AGREEMENT

     NOW THEREFORE, pursuant to the foregoing recitals and in consideration of the mutual covenants contained herein, Buyer and Seller agree as follows:

                                    SECTION 1
                      SALE AND TRANSFER OF SHARES; CLOSING

     1.1 SHARES. At the Closing (as hereinafter defined), Seller shall sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, the Shares and the Other Assets on the terms set forth in Section 1.4(b), below:.

     1.2 CLOSING DATE. The closing of the purchase and sale of the Shares provided by this Agreement (the "Closing") shall take place at Moye Giles O'Keefe Vermeire & Gorrell, LLP on February 1. 2001 at 9:00 a.m. (the "Closing Date"). The Closing shall be effective as of 12:01 a.m. on February 1, 2001.

     1.3  CLOSING OBLIGATIONS. At the Closing:

          a. Seller will deliver to Buyer (collectively, the "Seller's Closing Documents"):

               (1) Certificates registered in Seller's names representing the Shares, duly endorsed to Buyer (or accompanied by duly executed stock powers);

               (2) An Indemnity Agreement for the liabilities of IPRC to be assumed by Buyer, executed by the parties on February 1, 2001;

               (3) A certificate executed by Seller representing and warranting, except as otherwise stated in such certificate or on any Disclosure

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                    Schedules (as hereinafter defined) delivered after the date of this Agreement but prior to the Closing, that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing as if made on the Closing Date;

               (4) Such written consents of the board of directors and/or shareholders of IPRC as may be necessary to reflect the resignation of the existing directors of IPRC, not including Dr. Cuttriss;

               (5) Termination statements or releases of any and all liens or encumbrances on IPRC's assets unless otherwise waived by Buyer;

               (6) IPRC's financial statements for year end April 30, 2000 and quarterly financial statements for the period ended January 31, 2001 and such later income statements and balance sheets as may be reasonably available (the "Closing Financial Statements"); and

               (7) Except to the extent previously delivered, the additional documents required to be delivered by Seller to Buyer pursuant to this Agreement.

          b. Buyer will deliver to Seller (collectively, the "Buyer's Closing Documents"):

               (1) A membership interest in the Buyer representing 25% of the Buyer's equity, subject to the Buyer's operating agreement;

               (2) An assumption and indemnification agreement for the liabilities of IPRC to be assumed by Buyer, as specified in Exhibit B attached hereto and incorporated herein;

               (3) A certificate executed by Buyer to Seller representing and warranting, except as otherwise stated in such certificate, that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing as if made on the Closing Date;

               (4) Except to the extent previously delivered, the additional documents required to be delivered by Buyer to Seller pursuant to this Agreement.

                                    SECTION 2

     [This Section intentionally left blank]

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                                    SECTION 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, on behalf of IPRC and Seller, as of the Closing Date, except as set forth on Seller's schedules described below in this Section 3 (collectively, the "Disclosure Schedules") attached hereto and incorporated herein by this reference, as follows. When used herein, the term "to the knowledge of Seller" means the actual knowledge, without further inquiry, of any of the officers of the Seller or the knowledge of any of the directors of the Seller who are not participating in this transaction as a member of, or prospective lender to, the Buyer.

     3.1  AUTHORITY; NO CONFLICT.

          a. This Agreement and the documents listed below constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such may be subject to or limited by applicable bankruptcy, insolvency or other similar laws and interpretations or affecting the rights and remedies of creditors generally or the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or equity) and public policy and Seller have the absolute and unrestricted right, power, authority and capacity to execute and deliver the Closing Documents to Buyer.

          b. To the knowledge of the Seller, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will directly or indirectly (with or without notice or lapse of time):

               (1) contravene, conflict with, or result in a violation of any provision of the organizational documents of IPRC or any resolution adopted by the board of directors of IPRC;

               (2) contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any law or any order to which IPRC or Seller or any of the assets owned or used by IPRC, may be subject;

               (3) contravene, conflict with, or result in violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by IPRC or integral to IPRC's operations, or any of the assets owned or used by IPRC;

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               (4)  cause IPRC to become subject to, or to become liable for the payment of, any transfer tax, except that no representation is given with respect to any sales taxes that may be due (if any) to the extent this transaction involves the transfer of any assets on which sales taxes may be due;

               (5) contravene, conflict with or result in violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any of IPRC's contracts which would have a material adverse effect on the business of IPRC; or

               (6) result in the imposition or creation of any encumbrance upon any of the assets owned or used by IPRC, except as qualified in Paragraph 3.1(b)(4), above.

     3.2 ORGANIZATION AND GOOD STANDING. IPRC is, and at the Closing will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under its contracts. To the best knowledge of Seller, IPRC does not have any business in foreign jurisdictions that would require it to qualify to do business as a foreign corporation in such foreign jurisdictions, except where such failure to qualify to do business would not have a material adverse effect on the business of IPRC.

     3.3 CORPORATE GOVERNANCE. To the best knowledge of Seller has delivered to Buyer copies of IPRC's organizational documents, as currently in effect.

     3.4  CAPITALIZATION.

          a. The Seller has not caused IPRC to issue any shares of its capital stock or options or other rights to acquire any shares of its capital stock since the time the Seller acquired IPRC. To the best knowledge of the Seller the Shares constitute the total outstanding capital stock of IPRC.

          b. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and other restrictions except such restrictions imposed by federal and state securities laws.

          c.   The issuance and delivery of the Shares is not subject to any other preemptive or any other similar rights of any person and to the knowledge of the Seller, there are no options, warrants or other rights to purchase stock of IPRC currently outstanding.

          d.   IPRC has no subsidiaries or investments in any other entities.

     3.5 LITIGATION. To the knowledge of Seller, there are no actions, suits, proceedings or to Seller's knowledge investigations pending or threatened against IPRC or any of its properties before or by any court or arbitrator or any governmental body, agency or official or any other person which could have a material adverse effect on IPRC's properties or assets or the business of IPRC as presently conducted or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated in this Agreement.

     3.6 INCOME STATEMENT AND BALANCE SHEET. Seller has delivered to Buyer IPRC's balance sheets (which are not audited) as of April 30, 2000, and October 31, 2000, and the statement of income (which is not audited) for the six months ended October 31, 2000. Such statements fairly present the financial condition and the results of operations, of IPRC at each of the respective dates of such balance sheets, all in accordance with generally accepted accounting principles ("GAAP"). Such statements reflect the consistent application of IPRC's accounting principles throughout the periods involved. The income statements and balance sheets described in this Section have been prepared based substantially on information provided by representatives of the Buyer in their capacity as employees of the Seller.

     3.7  OWNERSHIP AND TRANSFER OF ASSETS OF IPRC.

          a. Seller warrants that, to the knowledge of Seller, IPRC has a valid leasehold interest in that certain property located at 5906 McIntyre Street, Golden, Colorado 80403 pursuant to a lease which expires on July 1, 2002 (the "Premises"). Seller warrants that to the knowledge of Seller, IPRC owns or has a valid leasehold interest in all other personal property and tangible assets presently located on the Premises that are used in conducting IPRC's business and all other personal property and tangible assets purchased by IPRC since the date of this Agreement through the Closing Date (the "Personal Property").

          b. To the knowledge of Seller, the Premises and the Personal Property are owned free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and other restrictions or are leased pursuant to a valid lease and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except for liens for current taxes or special assessments not yet due and payable, easements, covenants or other restriction of record, and any building or zoning ordinances currently in effect.

     3.8 NO UNDISCLOSED LIABILITIES. To the knowledge of Seller, IPRC has no known liabilities or obligations of any nature (whether absolute, accrued, or contingent) except for

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liabilities or obligations reflected or reserved against on the Closing
Financial Statements and current liabilities incurred in the ordinary course of business since the date thereof except certain liabilities for the reclamation of the Premises.

     3.9  TAXES.

          a. IPRC's taxes have been consolidated with the Seller's taxes on the Seller's consolidated returns, and Seller has paid or made provision for payment of all taxes and related charges that have or may have become due and payable as of December 31, 2000 pursuant to those tax returns or pursuant to any assessment received by Seller or IPRC.

          b. No consent to the application of Section 341(f)(2) of the IRC has been filed by Seller with respect to any property or assets held, acquired, or to be acquired by IPRC.

          c. To the Seller's knowledge, all taxes that IPRC is or was required by law to withhold or collect as of December 31, 2000 have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

     3.10 EMPLOYEE BENEFITS.

          a. There are no employees of IPRC. All persons who administered and performed the business of IPRC prior to Closing were employees of Isonics. IPRC does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service except as required by law.

          b. Seller has certain "Multi-Employer Plan" as defined under the Employee Retirement Income Security Act "ERISA" Section 3(37)(A), "Pension Plan" as defined under ERISA Section 3(2)(A), "Plan" as defined under ERISA Section 3(3), "Qualified Plan" which meets the requirements of IRC
     Section 401(a), Pension Plan that is subject to Title IV of ERISA 29 USC
     Section 1301 et seq., "Voluntary Employees' Beneficiary Association" under IRC Section 501(c)(9), Welfare Plan as defined under ERISA Section 3(1), or any other obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents (including but not limited to consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies or post-retirement benefits), except those set forth on Schedule 3.12 (collectively, the "Isonics Plans").

          c. Isonics has performed all of its material obligations under Isonics' Plans and has made all appropriate entries in its financial records and statements for all known obligations and liabilities under the Isonics Plans that have accrued as of January 31, 2000 but are not due.

          d. The consummation of this Agreement will not result in the payment, vesting or acceleration of any benefit to employees under the Isonics' Plans.

                                       6
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     3.11 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

          a. To the knowledge of Seller, IPRC is and at all times has been in material compliance with applicable law in the conduct or operation of its business or the ownership or use of any of its assets except where such noncompliance would not have a material adverse effect on the business of IPRC and except for the remediation obligation for the Premises.

          b. To the knowledge of Seller, no event has occurred or circumstance exists that (1) may constitute or result in violation by IPRC of or a failure on the part of IPRC to comply with applicable law, which would have a material adverse effect on the business of IPRC; or (2) may give rise to any obligation on the part of IPRC to undertake or to bear all or any portion of the cost of any removal, remedial, corrective or clean-up action of any material nature.

          c. To the knowledge of Seller, IPRC has not received within the last three years, any notice or other communication (whether oral or written) from any governmental body or any written notice from any other person regarding (1) any actual, alleged, possible or potential violation of, or failure to comply with any applicable law or (2) any actual, alleged, possible or potential obligation of IPRC to undertake or to bear all or any portion of the cost of any removal, remedial, corrective or clean up action of any nature.

     3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS.

          a. Since December 20, 2000, the Seller has not caused IPRC to conduct its business other than in the ordinary course of business consistent with past practices and (except as contemplated by this Agreement or except as contemplated by the reorganization of IPRC accomplished May 1, 2000), there has not been any:

               (1) payment or increase by IPRC of any bonuses, salaries or other compensation to any stockholder, director, officer or employee other than in the ordinary course of business or entry into any employment, severance or similar contract with any director, officer or employee other than in the ordinary course of business;

               (2) entry into, termination of, or receipt of written notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any contract or transaction except in the ordinary course of business;

               (3) sale, lease or other disposition of any asset or property of IPRC other than in the ordinary course of business or mortgage, pledge or imposition of any lien or other encumbrance on any material

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                    asset or property of IPRC, other than in the ordinary course of business, including the sale, lease or other disposition of any of IPRC's intellectual property ;

               (4) cancellation or waiver of any claims or rights with a cumulative value to IPRC in excess of $50,000;

               (5) agreement, whether oral or written, by IPRC to do any of the foregoing; and

               (6) material adverse change in the business, financial condition, net worth or results of operations of IPRC, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a material adverse effect on the business, properties or financial condition of IPRC (except in connection with the June, 2001 payment obligation of IPRC in connection with the acquisition of the Fray Patents).

     3.13 CONTRACTS; NO DEFAULTS.

          a. To the knowledge of the Seller, IPRC is in material compliance with all material terms and requirements of each contract material to IPRC under which IPRC has any obligation or liability or by which IPRC or any of its assets is bound and the Seller has been delinquent in making certain payments (in Seller's stock and cash) to certain assignors of the Fray Patents, which payments shall be made by Seller prior to Closing or promptly following the Closing, in no event these payments will occur no later than February 28, 2001.

          b. To Seller's knowledge, each other person that has any obligation or liability under any contract material to IPRC, is in material compliance with all material terms and requirements of each such Contract under which IPRC has any obligation or liability or by which IPRC or any of its assets is bound except that exemptions from registration for the issuance of shares for assignment of the Fray Patents has not been established in all cases, but shall be obtained by Seller (with the participation and cooperation of the principals of IRPC post-Closing.

          c. To Seller's knowledge, each contract material to IPRC is in full force and effect and is valid and enforceable.


     3.14 INTELLECTUAL PROPERTY. Post-Closing, Isonics will issue: 50,000 shares of restricted common stock to Dr. Derek John Fray in connection with the assignment to Buyer of certain patent rights held by Dr. Fray (the "Fray Patents"), and further, prior to Closing or promptly thereafter Isonics will issue, 20,000 shares to Mr. Chazen 5,000 shares to Cato Research in

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satisfaction of its obligations to acquire the Fray patents, and will pay
$10,000 to Cato Research in fulfillment of a portion of its cash payment obligations to acquire the Fray patents, as set forth in Section 3.13(a) herein.

     3.15 DISCLOSURE.

          a. No representation or warranty of Seller or IPRC in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not materially misleading.

          b. There is no material fact known to Seller that has specific application to Seller or IPRC (other than general economic or industry conditions) that materially adversely affects or materially threatens, the assets, financial condition, or results of operations of IPRC as currently conducted that has not been set forth in this Agreement or the Disclosure Schedules hereto.

     3.16 NO DEBT. IPRC has no long-term interest bearing debt other than as reflected on the Closing Financial Statements or incurred in the ordinary course of business thereafter.

     3.17 NO DISTRIBUTION OR DIVIDEND. IPRC has made no distribution or dividend after December 31, 2000.

     3.18. BROKERS OR FINDERS. Seller or its agents have incurred no obligation or liability, contingent or otherwise for Buyer or IPRC, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

                                    SECTION 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION. Buyer is a newly organized limited liability company in good standing under Colorado law (the only jurisdiction in which it is required to be in good standing) and has engaged in no business activity, and has incurred no debt, except to negotiate this Agreement and to complete its obligations hereunder.

     4.2 FINANCIAL CAPABILITY. The Buyer will have at the Closing Date available working capital of not less than $300,000, or, to the extent such working capital is not represented by funds on deposit, Buyer reasonably expects that its members will contribute sufficient funds in the form of equity or debt (which must provide for full personal recourse against the debtor) to provide for available working capital of not less than $300,000.

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     4.3  DISCLOSURE. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not materially misleading. There is no material fact known to Buyer that has specific application to Buyer (other than general economic or industry conditions) that materially adversely affects or materially threatens, the assets or financial condition of Buyer.

     4.4 SOLVENCY. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and IPRC shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts and Buyer and IPRC shall have adequate capital to carry on its business and to pay its obligations as they become due, including but not limited to its obligations to indemnify the Seller in certain circumstances as set forth herein. No transfer of property is being made and no obligation is being incurred by Buyer or IPRC with the intent to hinder, delay or defraud present or future creditors of Buyer or IPRC including but not limited to Seller.

     4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

                                    SECTION 5
                               COVENANTS OF SELLER

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing, Date, Seller will, and will cause IPRC and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, "Buyers Advisors") reasonable access to IPRC's properties, contracts, books and records and other documents and data; (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonable request.

     5.2 OPERATION OF BUSINESS. Between the date of this Agreement and the Closing Date, Seller will, and will cause IPRC to:

          a. Conduct the business of IPRC only in the ordinary course of business; and

          b. Use commercially reasonable efforts to preserve intact the current business organization of IPRC, keep available the services of the current officers, employees and agents of IPRC, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with IPRC.

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     5.3  NOTIFICATION. Between the date of this Agreement and the Closing Date,
Seller will promptly notify Buyer in writing if Seller or IPRC becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or IPRC's representations and warranties as of the date of this Agreement, or if Seller or IPRC becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Buyer acknowledges that as of the date of this Agreement, Seller has not delivered their Disclosure Schedules which shall be delivered prior to Closing and shall disclose certain facts and conditions that are and will be exceptions to the representations and warranties.

     5.4  NO NEGOTIATION.

          a. Until such time, if any, as this Agreement is terminated as provided herein, Seller will not, and will cause IPRC and its representatives not to, directly or indirectly, solicit, initiate or encourage inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquires or proposals from, any person (other than Buyer) relating to any transaction involving the sale of IPRC's business or its assets (other than in the ordinary course of business) or any capital stock of IPRC or any merger, consolidation, business combination or similar transaction involving IPRC.

          b. If Seller breaches Section 5.4(a) and, thereafter, Seller or IPRC enter into a letter of intent or other agreement relating to the acquisition of a material portion of the Shares or the assets of IPRC, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise and such transaction is consummated, then immediately upon the closing of such transaction, Seller will pay to Buyer the sum of Two Hundred and Fifty Thousand Dollars ($250,000) as and for liquidated damages as a result of such breach.

     5.5 COMMERCIALLY REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use commercially reasonable efforts to cause the conditions to Closing to be satisfied.

                                    SECTION 6
                       COVENANTS OF BUYER PRIOR TO CLOSING

     6.1 COMMERCIALLY REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause the conditions to Closing to be satisfied.

     6.2 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or

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warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                                    SECTION 7
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 PATENT OBLIGATIONS. Prior to or promptly following Closing as set forth in Section 3.13(a) hereing, Isonics will issue 20,000 shares of Isonics stock to Mr. Chazen and 5,000 shares to Cato Research in satisfaction of its obligations to acquire the North American rights to the Fray patents, and will pay $10,000 to Cato Research in fulfillment of a portion of its cash payment obligations to acquire such patent rights.

     7.2 ACCURACY OF REPRESENTATIONS. All of Seller' representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date subject to the Disclosure Schedules. Buyer acknowledges that as of the date of this Agreement, Seller have not delivered their Disclosure Schedules which shall be delivered prior to Closing and shall disclose certain facts and conditions that are and will be exceptions to the representations and warranties.

     7.3 ADDITIONAL DOCUMENTS. Seller shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of

          (a) evidencing the accuracy of any of Seller' representations and warranties; or

          (b) otherwise facilitating the consummation or performance of any of the transactions contemplated herein;

     7.4 ADDITIONAL DOCUMENTS. The Parties shall have agreed and accepted all additional documents required to be delivered pursuant to this Agreement.

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                                    SECTION 8
               CONDITIONS PRECEDENT TO SELLER' OBLIGATION TO CLOSE

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2 ADDITIONAL DOCUMENTS. Buyer shall have delivered to Seller such other documents as Seller may reasonably request for the purpose of:

          a. evidencing the accuracy of any of Buyer's representations and warranties; or

          b. agreements acceptable to the Seller by which the Buyer will have assumed the Seller's obligations as set forth in the Indemnity Agreement executed by the parties on February 1, 2001, and as set forth in the "Release and Termination of Employment Agreement" executed in conjunction with this Closing.

          c. otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

     8.3 BUYER'S PERFORMANCE. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to this Agreement or reasonably requested by Seller or Seller' agents or representatives and must have made the cash payment required to be made by Buyer pursuant to this Agreement.

     8.4 CONSENTS. Each of the consents required to be obtained by Buyer pursuant to this Agreement have been obtained and are in full force and effect.

     8.5 ADDITIONAL DOCUMENTS. The Parties shall have agreed and accepted all additional documents required to be delivered pursuant to this Agreement.

                                    SECTION 9
                                   TERMINATION

     9.1 TERMINATION EVENT. This Agreement may, by notice given prior to or at the Closing, be terminated:

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

          a. by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived.

          b. by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

          c. by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

          d.   by mutual consent of Buyer and Seller; and

          e. by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 7, 2001, or such later date as the Parties may agree upon in writing.

     9.2  EFFECT OF TERMINATION. Each Party's right of termination under this
Section is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section, all further obligations in Section 13.3 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                                   SECTION 10
                     POST-CLOSING COVENANTS AND OBLIGATIONS

     10.1 PERSONAL GUARANTEES OF SELLER. Buyer shall use its best efforts to remove Seller from any and all personal guarantees entered into by Seller and related to the assets or business of IPRC. Buyer shall indemnify and hold Seller harmless from any personal guarantees not released by Buyer for liabilities arising from actions taken or failed to be taken after the Closing Date.

     10.2 FINANCIAL INFORMATION OF BUYER. For so long as Seller has an interest in the equity of IPRC, Buyer shall cause IPRC to provide Seller with quarterly financial information of Buyer and IPRC. Seller and their attorneys and certified public accountants shall have full access to such financial information of IPRC and Buyer as they shall reasonably request. IPRC or Buyer shall not restrict or limit any reasonable request for such information by the foregoing persons.

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

     10.3 MAINTAIN BOOKS AND RECORDS. As long as Isonics maintains membership interest in Buyer, Buyer shall maintain, and upon reasonable notice from Seller, make available to Seller or its authorized representatives, the books and records of IPRC as such may be necessary for any legitimate business purpose. Seller shall be permitted to make copies of any such books and records as reasonably necessary, at its sole cost and expense.

     10.4 SELLER'S PATENT OBLIGATIONS. Post-Closing, Seller will issue: 50,000 shares of its restricted common stock to Dr. Derek John Fray in connection with any post-Closing consummation of the assignment of certain patent rights held by Dr. John Fray to Buyer.

     10.5 DEVELOPMENT OF FINANCIAL STATEMENTS. Post-Closing, Seller will assist Buyer and Buyers agent in developing the starting financial statements for IPRC based on the January 31, 2001 balance sheets and income statements provided by Seller.

                                   SECTION 11
                            INDEMNIFICATION; REMEDIES

     11.1 SURVIVAL. All of the representations, warranties, covenants and obligations of the Parties contained in this Agreement, Buyer's Closing Documents, Seller' Closing Documents and any additional documents required to be executed pursuant to this Agreement will survive the Closing for a period of thirty (30) months following the Closing Date, except that the covenants regarding Seller's post-Closing patent obligations, shall survive until negotiations for such patents are consummated or abandoned by Buyer, and the Parties' obligations under their respective noncompetition agreement will survive for the term of the agreement as specified therein.

     11.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller, jointly and severally, will indemnify and hold harmless Buyer and its officers and directors (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of any direct loss, liability, claim, damage (excluding incidental and consequential damages) and expense, including reasonable attorneys' fee (excluding costs of investigation), whether or not involving a third-party claim (collectively the "Damages"), arising from any breach of any representation, warranty, covenant or obligation made by Seller in this Agreement, Seller' Closing Documents or any additional documents executed by Seller and delivered to Buyer pursuant to this Agreement. The remedies provided in this Section shall be the exclusive remedy available to Buyer or the other Indemnified Persons against Seller.

     11.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER - ENVIRONMENTAL
MATTERS.

          a. In addition to the provisions of Section 11.4, Buyer and IPRC, jointly and severally, will indemnify and hold harmless Seller and the Indemnified Persons for the amount of any Damages (including costs of cleanup, containment or other remediation) arising from any environmental, health or safety liabilities arising out of or relating to:

               (1) the ownership, operation, or condition at any time on or prior to the Closing Date of IPRC's facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) related to the Environment in which IPRC has or had an interest;

               (2) any pollutants, contaminants or hazardous substances or materials that were illegally present on IPRC facilities or such other properties and assets of IPRC at any time on or prior to the Closing Date;

               (3) any pollutants, contaminants or hazardous substances or materials, wherever located, that were generated, transported, stored, treated, released or otherwise handled illegally by IPRC or by any other person for whose conduct they are responsible at any time on or prior to the Closing Date; or

               (4) any hazardous activities related to pollutants, contaminants or hazardous substances or materials that were illegally conducted by IPRC or by any other person for whose conduct it is responsible.

          b. Buyer, if Buyer desires upon written notification to Seller, will be entitled to control any removal, remedial, corrective or cleanup action and any related proceeding with respect to which indemnity may be sought under this Section 11.3.

     11.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising from or in connection with any breach of any representation, warranty, covenant or obligation made by Buyer in this Agreement, Buyer's Closing Documents or any additional documents executed by Buyer and delivered to Seller pursuant to this Agreement. The remedies provided in this Section shall be the exclusive remedy available to Seller against Buyer.

     11.5 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

          a.   Promptly after receipt by an indemnified party pursuant to this
     Section 11 of notice of the commencement or a threat of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Section, give written notice to the indemnifying party of the commencement of an action within ten (10) days from the date of service on the indemnified party and give written notice of a threat of such claim within thirty (30) days of its receipt of such notice, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that it is prejudiced by the indemnified party's failure to give such notice.

          b. If any proceeding referred to in this Section is brought against an indemnified party and the indemnified party gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party shall be entitled to direct and control such defense of the claim and the indemnified party may be entitled to participate in such proceeding at the direction and control of legal counsel of the indemnifying party. The indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees or expenses of the indemnified party's counsel or any other expenses with respect to the defense of such proceeding by the indemnified party. If notice is given to an indemnifying party of the commencement or threat of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnified party shall assume such defense, and the indemnifying party will be bound by any determination made in such proceeding but any compromise or settlement shall be reasonably approved by the indemnifying party.

          c. Notwithstanding the foregoing, if an indemnified party determines in good faith that the indemnifying party is not diligently and actively pursuing the defense of the claim in good faith, then the indemnified party shall provide the indemnifying party of written notice setting forth in reasonable detail the indemnified parties' basis for such belief and the indemnifying party shall have fifteen days to respond to the indemnified parties beliefs. If the indemnifying party fails to respond to such written notice, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle the proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     11.6 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice of a potential claim for indemnification shall be delivered to the indemnifying party within five (5) business days upon the indemnified party's discovery of any facts that may result in a potential claim for indemnification.

                                   SECTION 12
                             COVENANT NOT TO COMPETE

     12.1 AT CLOSING, THE PARTIES WILL ENTER INTO A MUTUAL NONCOMPETITION AGREEMENT.

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

                                   SECTION 13
                                  MISCELLANEOUS

     13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants.

     13.2 PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at or after the Closing or at such other time as mutually agreed to by the Parties.

     13.3 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

     SELLER:

          Isonics Corporation
          5906 McIntyre Street
          Golden, Colorado 80403
          Attn: Brantley J. Halstead, Vice President - Finance
          Tel: (303) 279-7900
          Fax: (303) 279-7300

          With Copy To:
          Norton-Lidstone, P.C
          Suite 850, the Quadrant
          5445 DTC Parkway
          Greenwood Village, CO 80111
          Tel: (303) 221-5552
          Fax: (303) 221-5553

     BUYER:

          Interpro Zinc LLC
          Attn: Dr. Robert H. Cuttriss
          5906 McIntyre Street
          Golden, Colorado 80403

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

          Fax: (303) 279-7300

          With Copy to:

          Richard F. Mauro, Esq.
          Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
          1225 Seventeenth Street, Suite 2900
          Denver, Colorado 80202
          Fax: (303) 292-4510

     13.4 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Colorado, County of Jefferson, or if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

     13.5 FURTHER ASSURANCES. The Parties agree (a) to furnish upon reasonable request to each other such further information, (b) to execute and deliver to each other such other documents as reasonably requested, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supercedes all prior agreements between the Parties with respect to its subject matter including Buyer's Letter of Intent dated December 20, 2000 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

     13.8 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY BENEFICIARIES. Neither Party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer; provided, however, any assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities under this Agreement or any other documents executed in connection herewith, including but not limited to the Guarantees. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     13.9 SEVERABILITY. If any provision in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.12 GOVERNING LAW. This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

     13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     13.14 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any references to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.


                                  SELLER:

                                  ISONICS CORPORATION

                                  By: /s/ Brantley J. Halstead
                                     -------------------------------------
                                  Brantley J. Halstead, Vice President - Finance


                                  BUYER:

                                  INTERPRO ZINC LLC

                                  By: /s/ Robert H. Cuttriss
                                     -------------------------------------
                                  Dr. Robert H. Cuttriss, President

                                    EXHIBIT A

                                  OTHER ASSETS

1. Assignment Agreement between Isonics Corporation, Puremet Company, Cato Research Corporation and Professor Derek John Fray dated November 29, 2000.

2. Agreements between Isonics Corporation and Professor Derek John Fray as set out in a Memorandum of Understanding dated September 2, 1999, and the First Amendment to the Memorandum of Understanding dated December 2, 1999, along with all rights contemplated in various correspondence and discussions between Isonics Corporation and Professor Derek John Fray.




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